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   UNION PLANTERS AND JEFFERSON SAVINGS BANCORP, INC. REACH AGREEMENT


Memphis, Tenn.- September 20, 2000 -- Union Planters Corporation (NYSE:UPC) and Jefferson Savings Bancorp, Inc. (Nasdaq:JSBA) of Ballwin, Missouri, announced today that they have signed a definitive agreement for the acquisition of Jefferson Savings by Union Planters. The announcement was made by Jackson W. Moore, Chairman and Chief Executive Officer of Union Planters Corporation and David V. McCay, Chairman and Chief Executive Officer of Jefferson Savings Bancorp.

Under the terms of the agreement, shareholders of Jefferson Savings Bancorp would receive .433 shares of UPC common stock in a tax-free exchange for each share of Jefferson Savings common stock. The transaction would be valued at approximately $140 million based on the current value of Union Planters common stock. The transaction will be accounted for as a tax-free purchase and is subject to approval by the Jefferson Savings shareholders and regulatory authorities. The acquisition is expected to be completed in the first quarter of 2001.

David McCay of Jefferson Savings Bancorp stated, "We are looking forward to our association with Union Planters. They have a solid reputation in the financial industry and have become one of the largest and leading bank holding companies. Jefferson Savings will strengthen their market position in the St. Louis area and enhance Union Planters' opportunity in northeast Texas."

Jack Moore, who assumed the duties of Chairman and Chief Executive of Union Planters following the sudden death of Benjamin W. Rawlins, Jr., said, "We are proud to have Jefferson Savings join the Union Planters family and strengthen our franchise, particularly in the St. Louis market and in our multi-state mortgage business. Both of our companies demonstrate a belief in community banking and the value of maintaining close relationships with our customers." Moore added, "This affiliation was begun by Ben Rawlins before his death and it further reinforces the strategy he initiated to expand in markets we currently serve."

Union Planters at its option may repurchase shares in the open market from time to time up to the number of shares to be issued in this transaction. Such repurchase would not affect the share repurchase plan authorized in February this year by the Board of Directors.

Jefferson Savings Bancorp is the parent company of Jefferson Heritage Bank, a federal savings bank. Jefferson Savings had deposits of $981 million as of June 30, 2000, with


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$526 million of the total in the St. Louis metro market and the balance in Texas. The company also operates mortgage origination offices in Missouri, Texas, Tennessee, Washington, Oregon, Colorado and Arizona.

Union Planters is one of the country's 30 largest bank holding companies with total assets of approximately $34 billion and over 800 offices in 12 states. Union Planters offers banking, investment and insurance services to over 2 million customers. The U.S. Small Business Administration has named Union Planters one of the most "small business-friendly" lenders in the country.


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Contacts:

Financial:
Bobby Doxey, Chief Financial Officer
Union Planters Corporation
(901) 580-4565
bobby.doxey@upbna.com


Media:
Tom Woodbery, Corporate Communications
Union Planters Corporation
(901) 580-6630
tom.woodbery@upbna.com